                                                                   Exhibit 99(B)

                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG

                           ASI SOLUTIONS INCORPORATED
                                 AON CORPORATION
                                       AND
                             MERGER SUBSIDIARY, INC.

                          DATED AS OF FEBRUARY 23, 2001


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

                                TABLE OF CONTENTS

                                                                         PAGE

ARTICLE 1
THE MERGER..................................................................2

      Section 1.1   MERGER..................................................2

      Section 1.2   EFFECTIVE TIME..........................................2

      Section 1.3   CLOSING OF THE MERGER...................................2

      Section 1.4   EFFECTS OF THE MERGER...................................2

      Section 1.5   CERTIFICATE OF INCORPORATION AND BYLAWS.................2

      Section 1.6   DIRECTORS...............................................2

      Section 1.7   OFFICERS................................................2

ARTICLE 2
CONVERSION OF SECURITIES....................................................3

      Section 2.1   CONVERSION OF CAPITAL STOCK.............................3

      Section 2.2   EXCHANGE OF CERTIFICATES................................4

      Section 2.3   [INTENTIONALLY OMITTED].................................7

      Section 2.4   COMPANY STOCK OPTIONS; WARRANTS.........................7

      Section 2.5   EMPLOYEE STOCK PURCHASE PLAN............................7

      Section 2.6   ADDITIONAL ACTIONS......................................8

      Section 2.7   TAX CONSEQUENCES........................................8

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................8

      Section 3.1   ORGANIZATION AND QUALIFICATION; SUBSIDIARIES............8

      Section 3.2   CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.....10

      Section 3.3   AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND
                    APPROVALS..............................................10

      Section 3.4   SEC REPORTS; FINANCIAL STATEMENTS......................11

      Section 3.5   CONSENTS AND APPROVALS; NO VIOLATIONS..................12

      Section 3.6   NO DEFAULT.............................................12

      Section 3.7   NO UNDISCLOSED LIABILITIES.............................13

      Section 3.8   ABSENCE OF CERTAIN CHANGES.............................13

      Section 3.9   LITIGATION.............................................15

      Section 3.10  COMPLIANCE WITH APPLICABLE LAW.........................15

      Section 3.11  ERISA..................................................16

      Section 3.12  ENVIRONMENTAL LAWS AND REGULATIONS.....................17

      Section 3.13  INTELLECTUAL PROPERTY; SOFTWARE........................19

      Section 3.14  CERTAIN BUSINESS PRACTICES.............................20

      Section 3.15  VOTE REQUIRED..........................................20

      Section 3.16  LABOR MATTERS..........................................20


                                      (ii)

      Section 3.17  INSURANCE..............................................21

      Section 3.18  TAX MATTERS............................................21

      Section 3.19  BROKERS................................................24

      Section 3.20  RESTRICTIONS ON BUSINESS ACTIVITIES....................24

      Section 3.21  REAL ESTATE............................................24

      Section 3.22  PERSONAL PROPERTY......................................24

      Section 3.23  TAKE-OVER LAWS.........................................25

      Section 3.24  CONTRACTS..............................................25

      Section 3.25  CUSTOMERS AND SUPPLIERS................................26

      Section 3.26  OPINION OF FINANCIAL ADVISOR...........................26

ARTICLE 4
REPRESENTATIONS AND WARRANTIESOF PARENT AND MERGER SUB.....................27

      Section 4.1   ORGANIZATION...........................................27

      Section 4.2   AUTHORITY RELATIVE TO THIS AGREEMENT...................27

      Section 4.3   CONSENTS AND APPROVALS; NO VIOLATIONS..................27

      Section 4.4   BROKERS................................................28

      Section 4.5   CAPITALIZATION OF PARENT AND ITS SUBSIDIARIES..........28

      Section 4.6   SEC REPORTS; FINANCIAL STATEMENTS......................29

      Section 4.7   ABSENCE OF CERTAIN CHANGES.............................30

      Section 4.8   LITIGATION.............................................30

      Section 4.9   COMPLIANCE WITH APPLICABLE LAW.........................30

      Section 4.10  INTERIM OPERATIONS OF MERGER SUB.......................30

      Section 4.11  NYSE REQUIREMENTS......................................30

      Section 4.12  TAX MATTERS............................................30

ARTICLE 5
COVENANTS..................................................................31

      Section 5.1   CONDUCT OF BUSINESS OF THE COMPANY.....................31

      Section 5.2   NO SOLICITATION........................................33

      Section 5.3   ACCESS TO INFORMATION..................................35

      Section 5.4   STOCKHOLDERS MEETING...................................35

      Section 5.5   PREPARATION OF REGISTRATION STATEMENT AND PROXY
                    STATEMENT..............................................36

      Section 5.6   APPROPRIATE ACTION; CONSENTS; FILINGS; FURTHER
                    ASSURANCES.............................................37

      Section 5.7   PUBLIC ANNOUNCEMENTS...................................39

      Section 5.8   INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE....39

      Section 5.9   NOTIFICATION OF CERTAIN MATTERS........................41

      Section 5.10  SEC FILINGS............................................41

      Section 5.11  TAKEOVER STATUTES......................................42

      Section 5.12  REPRESENTATIONS........................................42

      Section 5.13  EMPLOYEE BENEFIT ARRANGEMENTS..........................42


                                     (iii)

      Section 5.14  TAX-FREE REORGANIZATION................................43

      Section 5.15  NASDAQ QUOTATION.......................................43

      Section 5.16  NEW YORK STOCK EXCHANGE................................43

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER...................................43

      Section 6.1   CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE
                    MERGER.................................................43

      Section 6.2   CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB.....44

      Section 6.3   CONDITIONS TO OBLIGATIONS OF THE COMPANY...............45

ARTICLE 7
TERMINATION; AMENDMENT; WAIVER.............................................46

      Section 7.1   TERMINATION............................................46

      Section 7.2   METHOD OF TERMINATION; EFFECT OF TERMINATION...........47

      Section 7.3   FEES AND EXPENSES......................................48

      Section 7.4   AMENDMENT..............................................48

      Section 7.5   WAIVER.................................................48

ARTICLE 8
MISCELLANEOUS..............................................................49

      Section 8.1   ENTIRE AGREEMENT; ASSIGNMENT...........................49

      Section 8.2   ACCOUNTING TERMS.......................................49

      Section 8.3   NOTICES................................................49

      Section 8.4   NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENT................................50

      Section 8.5   GOVERNING LAW..........................................50

      Section 8.6   CONSTRUCTION; INTERPRETATION...........................51

      Section 8.7   PARTIES IN INTEREST....................................51

      Section 8.8   SEVERABILITY...........................................51

      Section 8.9   SPECIFIC PERFORMANCE...................................51

      Section 8.10  COUNTERPARTS...........................................51

      Section 8.11  NO AGREEMENT UNTIL EXECUTED............................51


                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of the 23rd day of February 2001 (this "Agreement"), is made by and among ASI Solutions Incorporated, a Delaware corporation (the "Company"), Aon Corporation, a Delaware corporation ("Parent") and Merger Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub").

                                R E C I T A L S

      WHEREAS, Parent has determined that it is in its best interests to consummate the merger provided for herein, in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"), with the Company being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in such Merger;

      WHEREAS, the Board of Directors of the Company (the "Company Board") has
(i) determined that it is in the best interest of the Company and its stockholders to consummate the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock (as defined in Section 2.1 hereof) not owned directly or indirectly by the Company or Merger Sub will be converted into the right to receive a fraction of a share of Parent Common Stock based on the Exchange Ratio (as each term is defined in Section 2.1 hereof) and (ii) approved this Agreement and the Merger;

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Parent, certain officers of the Company and certain other stockholders of the Company affiliated with such officers have entered into a Stockholder Agreement (the "Management Stockholder Agreement");

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

      WHEREAS, it is the intention of the parties that, for United States federal income tax purposes, (i) the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and
(ii) this Agreement shall constitute a "plan of reorganization" for purposes of
Section 354 and Section 361 of the Code.

                               A G R E E M E N T

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:

                                    ARTICLE 1

                                   THE MERGER

      SECTION 1.1 MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the Surviving Corporation, and the separate corporate existence of Merger Sub shall cease.

      SECTION 1.2 EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3) or as soon thereafter as is practicable, the Surviving Corporation shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware for filing pursuant to the DGCL, at which time the Merger shall become effective (the time the Merger becomes effective being referred to herein as the "Effective Time").

      SECTION 1.3 CLOSING OF THE MERGER. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in
Article 6 (the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties.

      SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that any provisions in the certificate of incorporation of Merger Sub naming the incorporator and/or the initial directors shall not become part of the certificate of incorporation of the Surviving Corporation. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with its Certificate of Incorporation and applicable law.

      SECTION 1.6 DIRECTORS. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

      SECTION 1.7 OFFICERS. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of


                                       2
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Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                                    ARTICLE 2

                            CONVERSION OF SECURITIES

      SECTION 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the common stock, $.01 par value per share, of the Company ("Company Common Stock"), or common stock of Merger Sub:

            (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            (b) CANCELLATION OF TREASURY STOCK. All shares of Company Common Stock that are owned directly or indirectly by the Company as treasury stock shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

            (c) EXCHANGE RATIO FOR COMPANY COMMON STOCK. Subject to Section 2.2, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3 hereof)) shall be converted into the right to receive a fraction of a fully paid and non-assessable share of Parent's common stock, $1.00 par value per share ("Parent Common Stock"), such fraction to be in the ratio (the "Exchange Ratio") as set forth in clause (i), (ii) or (iii) of the immediately following sentence. If the Average Stock Price (as hereinafter defined) is:

                  (i) greater than $42.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) $17.85 by (B) the Average Stock Price;

                  (ii) equal to or greater than $34.00 but less than or equal to $42.00, the Exchange Ratio shall be .425;

                  (iii) equal to or greater than $31.00 but less than $34.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) $14.45 by (B) the Average Stock Price; or

                  (iv) less than $31.00, the Exchange Ratio shall be .466129 (provided that, in accordance with Section 7.1(c) hereof, the Company may have the right to terminate this Agreement if the Average Stock Price is less than $31.00).


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

      "Average Stock Price" means the average of the daily closing prices during the regular session of Parent Common Stock on the New York Stock Exchange for the ten consecutive trading days ending on the fifth trading day immediately prior to the Closing Date.

All such shares of Company Common Stock when so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

            (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable or exercisable for Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

      SECTION 2.2 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Company Common Stock for Parent Common Stock pursuant to the Merger are as follows:

            (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and (ii) cash, as required, in an amount sufficient to make payments of cash in lieu of fractional shares, if any, required pursuant to Section 2.2(e).

            (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall instruct the Exchange Agent and the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares of Company Common Stock were converted pursuant to
Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2 after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, and the Certificate so transferred shall immediately be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.2.

            (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to which such holder is entitled until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

            (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection
(c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.1) prior to the Effective Time and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

            (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Stock Price.

            (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this Section
2.2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Any amounts remaining unclaimed by the stockholders of the Company nine months after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto.

            (g) NO LIABILITY. To the extent permitted by applicable law, neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) WITHHOLDING RIGHTS. Each of Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options or Warrants (as such terms are defined in Section 2.4 hereof) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options or Warrants in respect of which such deduction and withholding was made by Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be.

            (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

      SECTION 2.3

                             [Intentionally Omitted]

      SECTION 2.4 COMPANY STOCK OPTIONS; WARRANTS.

            (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option" or collectively, "Company Stock Options") issued pursuant to the Company's 1996 Stock Option and Grant Plan or the Company's 1996 Directors Stock Option Plan (collectively the "Company Plans") or otherwise, shall be canceled and in exchange therefor, Parent shall pay to the holder thereof a cash payment per Company Stock Option, without interest, determined by multiplying (i) the excess, if any, of the product of the Average Stock Price multiplied by the Exchange Ratio over the applicable per share exercise price of such Company Stock Option by (ii) the number of shares of Company Common Stock underlying such Company Stock Option immediately prior to the Effective Time, less applicable withholding tax. The Company shall take all actions necessary to ensure that (i) all Company Stock Options, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter be of no further force or effect, (ii) no Company Stock Options are granted after the date of this Agreement and (iii) as of the Effective Time, the Company Plans and all Company Stock Options issued thereunder shall terminate.

            (b) At the Effective Time, each outstanding and exercisable warrant that entitles the holder to purchase a share of Company Common Stock (a "Warrant" or collectively "Warrants"), shall be converted into and shall become the right to receive a cash payment per Warrant, without interest, determined by multiplying (i) the excess, if any, of the product of the Average Stock Price multiplied by the Exchange Ratio over the applicable per share exercise price of such Warrant by (ii) the number of shares of Company Common Stock underlying such Warrant immediately prior to the Effective Time. At the Effective Time, all outstanding Warrants shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section 2.4. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.4.

      SECTION 2.5 EMPLOYEE STOCK PURCHASE PLAN. The Company has taken appropriate action to provide that (i) the current offering period under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be terminated as of the date hereof, (ii) each participant in the Stock Purchase Plan on the date hereof shall be deemed to have exercised his or her Option (as defined in the Stock Purchase Plan) on such date and shall acquire from the Company (A) such number of whole shares of Company Common Stock as his or her accumulated payroll deductions on such date will purchase at the Option Price (as defined in the Stock Purchase Plan) (treating the last business day prior to the date hereof as the "Exercise Date" for all purposes of the Stock Purchase
Plan) and (B) cash in the amount of any remaining balance in such participant's account, and (iii) the Stock Purchase Plan shall be terminated effective as of the date hereof.

      SECTION 2.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Company and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

      SECTION 2.7 TAX CONSEQUENCES. The parties intend that, for United States federal income tax purposes, (a) the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and Parent, Merger Sub and the Company each shall be a party within the meaning of Section 368(b) of the Code to such reorganization, and (b) this Agreement shall constitute a "plan of reorganization" for purposes of Section 354 and Section 361 of the Code.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently herewith (the "Disclosure Schedule"), which shall make reference to the particular section of this Agreement to which such disclosure relates, and which shall set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article 3 or elsewhere in this Agreement:

      SECTION 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

            (b) Section 3.1(b) of the Disclosure Schedule lists each subsidiary of the Company and its jurisdiction of organization (each, a "Subsidiary" and collectively, the "Subsidiaries"). The Company owns, directly or indirectly, all of the outstanding capital stock (or other ownership interests) of each of the Subsidiaries which, with respect to each such Subsidiary, has been duly authorized and validly issued and is fully paid and non assessable. Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company is the beneficial owner of all of the outstanding shares of capital stock of each Subsidiary, free and clear of any and all Liens (as hereinafter defined) and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of capital stock of or other ownership interests in such Subsidiary or any securities or obligations convertible or exchangeable for such shares or interests or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement. Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company and the Subsidiaries have no investments (whether through acquisition of an equity interest or otherwise) in any other person, joint venture, business, corporation, partnership, trust or other entity with a fair market value in excess of $250,000. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset.

            (c) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, both individually and in the aggregate, would not have a Company Material Adverse Effect (as defined below). For the purposes of this Agreement, the term "Company Material Adverse Effect" means any change, effect, event, occurrence, condition or development that is materially adverse to (i) the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement.

            (d) Except as set forth in Section 3.1(d) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of any of the Subsidiaries, and to the knowledge of the Company, there are no such agreements, trusts, proxies, other agreements or understandings with respect to which the Company or any material Subsidiary is not a party.

            (e) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

            (f) The Company has previously made available to Parent true and complete copies of the Certificate of Incorporation and by-laws of the Company and the charter and by-laws of each of the Subsidiaries, and any similar governing documents (the "Constituent Documents"), all as currently in full force and effect. The Constituent Documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

      SECTION 3.2 CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

            (a) The authorized capital stock of the Company consists of 18,000,000 shares of Company Common Stock, of which, as of February 5, 2001, 7,145,347 shares were issued and outstanding, and 2,000,000 shares of Preferred Stock, no shares of which are issued or outstanding. All outstanding shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of February 6, 2001, 1,098,821 shares of Company Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding Company Stock Options. Except as set forth in Section 3.2(a) of the Disclosure Schedule, since March 31, 2000 (A) no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date or pursuant to the Stock Purchase Plan and (B) no stock options have been granted. As of the date hereof, 120,000 shares of Company Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding Warrants. Section 3.2(a) of the Disclosure Schedule sets forth a list of all outstanding Company Stock Options and Warrants and the holders thereof. Except as set forth above or in Section 3.2(a) of the Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its Subsidiaries, and no obligations of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively "Company Securities"). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

            (b) The Company is not a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Company, and to the knowledge of the Company, there are no such agreements, trusts, proxies, other agreements or understandings with respect to which the Company is not a party other than the Management Stockholder Agreement.

      SECTION 3.3 AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND APPROVALS.

            (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms except
(i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

            (b) The Company hereby represents and warrants that the Company Board, at a meeting duly called and held, has duly adopted resolutions: (A) approving the Merger and approving and adopting this Agreement, (B) determining that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company and the Company's stockholders, and (C) recommending that the Company's stockholders approve the Merger and approve and adopt this Agreement, subject to the Company's rights under Section 5.2 of this Agreement.

      SECTION 3.4 SEC REPORTS; FINANCIAL STATEMENTS.

            (a) The Company has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the "SEC") since the date the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such forms, reports, registration statement and documents being referred to herein as the "SEC Reports"). Each of the SEC Reports has complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has made available to Merger Sub or Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal year ended March 31, 2000, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since April 15, 1997, (iii) its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000, and (iv) all other reports or registration statements filed by the Company with the SEC since March 31, 2000. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The Company has heretofore made available to Merger Sub or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

            (c) The audited consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports and the unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000 (the "September 30, 2000 Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, and (iii) fairly present the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and their consolidated results of operations, financial condition, cash flow and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

      SECTION 3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of Parent's and Merger Sub's representations and warranties contained in Section 4.3, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of (a) the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, (b) state securities or blue sky laws, (c) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (d) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (e) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of the Subsidiaries conducts any business or owns any assets and (f) such other actions, filings, approvals and consents, the failure to make or obtain which would not, either individually or in the aggregate, have a Company Material Adverse Effect, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger. Except as set forth in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger do not and will not (a) conflict with or result in any breach of any provision of the Constituent Documents of the Company or any of its Subsidiaries, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or loss of material benefits to the Company or any Subsidiary) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (c) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, order, writ, injunction or decree (collectively, "Laws") of any court, or any Governmental Entity or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of each of clause (b) through (d) above for conflicts, contraventions, accelerations, violations, breaches, defaults or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.6 NO DEFAULT. None of the Company or the Subsidiaries is in default, in conflict with or violation (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) its Constituent Documents, (b) any note, bond, mortgage, indenture, lease, license, permit, franchise, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or
(c) any Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for conflicts, violations, breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.7 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 3.7 of the Disclosure Schedule, neither the Company nor its Subsidiaries have any material liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes) other than such liabilities or obligations that have been specifically disclosed or provided on the Company's annual report on Form 10-K for the fiscal year ended March 31, 2000 or on the Company's quarterly report on Form 10-Q for any quarterly period following the fiscal year ended March 31, 2000.

      SECTION 3.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.8 of the Disclosure Schedule, between September 30, 2000 and the date of this Agreement, the Company and the Subsidiaries have conducted their business in the ordinary course in accordance with their past practices, and there has not been:

            (a) any event or occurrence which has had, individually or in the aggregate, a Company Material Adverse Effect;

            (b) any declaration of, agreement, commitment, setting aside or payment in respect of any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

            (c) any revaluation by the Company or any Subsidiary of any of their respective assets, including, without limitation, write-offs of accounts receivable, except in the ordinary course of business, in accordance with past practice;

            (d) (i) any creation or incurrence of indebtedness for borrowed money in excess of $250,000, (ii) any assumption, guarantee, endorsement or other accommodation of the obligations of any other individual, firm or corporation, or any loans or advances to any other individual, firm or corporation, in each case, in excess of $250,000, (iii) any incurrence of liabilities except in the ordinary course of business and consistent with past practice and which, individually and in the aggregate, would not have a Company Material Adverse Effect, (iv) any mortgage, pledge, lien or encumbrance of any asset having a book or market value in excess of $250,000 or
(v) any authorization of capital expenditures in excess of $500,000 in the aggregate;

            (e) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to their respective assets or businesses (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any material contract or other material right, other than any transaction, commitment, contract or agreement in the ordinary course of business in accordance with past practice involving consideration of $100,000 or less;

            (f) any damage, destruction or other casualty loss (whether or not covered by insurance) that has resulted in a Company Material Adverse Effect;

            (g) except as required by GAAP or applicable Law in any relevant jurisdiction applicable to the Company or any Subsidiary, any material change in any method of accounting or accounting practice or policy or application thereof by the Company or any Subsidiary;

            (h) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any Subsidiary to their directors, officers, employees or consultants, except for increases to non-officer employees in the ordinary course of business in accordance with past practice;

            (i) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer, employee or consultant of the Company or any Subsidiary, except for increases in the ordinary course of business, in accordance with past practice;

            (j) any waiver of any material benefits of, or agreement to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

            (k) except for provision of services or sales in the ordinary course of business and consistent with past practice, (i) any sale, lease, license, transfer or other disposition of any of its assets or property having a book or market value in excess of $250,000 or (ii) any agreement or consent to enter into such agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

            (l) entrance into any new line of business, or incurrence or commitment to incur any capital expenditures, obligations or liabilities in connection therewith;

            (m) with respect to Taxes of or affecting the Company or any Subsidiary, (i) any election made, changed or revoked, (ii) any change to an accounting period, (iii) any adoption of, or change to, an accounting method,
(iv) any filing of an amended Tax return, (v) any entering into of a closing agreement, (vi) any settlement of a Tax claim or assessment relating to the Company or any Subsidiary, (vii) any surrender of a right to claim a refund of Taxes, (viii) any consent to an extension or waiver of the limitation period applicable to any Tax claim or assessment, (ix) any failure to timely file a Tax return or (x) any taking of a position on a Tax return not in keeping with prior practice;

            (n) any cancellation or waiver of (i) any right material to the operation of the business of the Company or any Subsidiary, or (ii) any debts or claims against any affiliate of the Company;

            (o) any disposition of, or failure to keep in effect any material right in, to or for the use of any material patent, trademark, service mark, trade name, copyright or trade secret of the Company or Subsidiary;

            (p) any agreement, arrangement or transaction with any affiliate of the Company involving consideration of $10,000 or more; or

            (q) agreement to do any of the things described in the preceding clauses (a) through (p) other than as expressly contemplated or provided for in this Agreement.

      SECTION 3.9 LITIGATION. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no suit, litigation, arbitration, grievance, claim, action, proceeding or investigation pending or, to the knowledge of the Company and any Subsidiary, threatened against or relating to the Company or any of its Subsidiaries or any of their respective properties, assets or business before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the Merger. None of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction, settlement or similar agreement, or decree that would have, individually or in the aggregate, a Company Material Adverse Effect or prevent or delay the consummation of the Merger.

      SECTION 3.10 COMPLIANCE WITH APPLICABLE LAW. The Company and its Subsidiaries hold all material permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals of and from, and has made all material declarations and filings with, all Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted and to own, lease, license and use its respective properties and assets (the "Company Permits"). The Company and its Subsidiaries are in material compliance with the terms of the Company Permits. The activities or businesses of the Company and its Subsidiaries are not being conducted in violation of or in conflict with any law, rule, order, judgment, decree, ordinance or regulation of the United States, any foreign country, any state, county or locality, or of any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction, except for violations or possible violations which would not have, individually or in the aggregate, a Company

Material Adverse Effect. To the knowledge of the Company and any Subsidiary, no investigation or review by any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction with respect to the Company or its Subsidiaries is pending or threatened, nor has any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries is, or has received any notice to the effect that it is (or that the manner in which any of them conducts its business is), in breach or violation of, or in default under, any term or provision of (i) its Constituent Documents, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a party or by which it is or may be bound or to which any of its properties or assets is or may be subject, the effect of which breach or default, either individually or in the aggregate with any other such breaches and defaults, would have a Company Material Adverse Effect, or (iii) except as disclosed pursuant to any other Section of this Article 3, any Law of any Governmental Entity, domestic or foreign, having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties or assets and the effect of which breach or default, either individually or in the aggregate with any other such breaches and defaults, would have a Company Material Adverse Effect.

      SECTION 3.11 ERISA.

            (a) Section 3.11 of the Disclosure Schedule sets forth a list of all "employee benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (each, a "Pension Plan"), all "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) (each, a "Welfare Plan"), and all other material bonus, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control compensation and death benefit and fringe benefit plans maintained, sponsored, administered or contributed to by the Company or any of the Subsidiaries or with respect to which the Company or any of the Subsidiaries has any material liability (collectively, the "Plans"). No Plan is, or at any time within the six calendar years preceding the date of this Agreement has been, a "multiemployer plan" within the meaning of Section 3(37) of ERISA which is subject to Title IV of ERISA, and neither the Company nor any Subsidiary has any liability with respect to any multiemployer plan. Section 3.11 of the Disclosure Schedule sets forth all collective bargaining agreements covering employees of the Company or any Subsidiary world-wide.

            (b) With respect to each Plan (to the extent applicable), the Company has made available to Parent and Merger Sub prior to the execution of this Agreement true and complete copies of (i) the current Plan documents, including all amendments, (ii) each trust agreement relating to such Plan, (iii) the most recent annual report (Form 5500 Series) required to be filed with the Internal Revenue Service (the "IRS"), (iv) the most recent summary plan description, (v) the most recent actuarial report or valuation, and (vi) the most recent determination letter issued by the IRS.

            (c) All Plans have been maintained, funded and administered in all material respects in compliance with their terms and the terms of any applicable collective bargaining agreement and with the requirements of any applicable law, including, but not limited to ERISA and the Code.

            (d) No Pension Plan subject to Title IV of ERISA or Section 412 of the Code has been maintained by the Company or any Subsidiary within six years prior to the date hereof, and neither the Company nor any Subsidiary has any liability with respect to any such Pension Plan. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company and is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) has received a determination letter from the IRS that it is so qualified and the Company has no knowledge of any facts which would adversely affect its qualified status.

            (e) Neither the Company nor any of the Subsidiaries, nor, to the knowledge of the Company, any trustee or administrator of any Plan, has engaged in a "prohibited transaction," as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA that could give rise to any material tax or penalty.

            (f) Each Welfare Plan which covers or has covered employees or former employees of the Company or any Subsidiary and which is a "group health plan," as defined in Section 607(l) of ERISA, has been operated in compliance in all material respects with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code.

            (g) With respect to any plan covering employees or former employees of any Subsidiary organized under the laws of or doing business in any country other than the United States which if maintained or administered in or otherwise subject to the laws of the United States would be an "employee pension benefit plan" as defined in Section 3(2) of ERISA (except for any such plan providing for benefits which are required pursuant to any foreign law or regulation), to the knowledge of the Company, each such plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such plans where each such plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities.

            (h) The representations and warranties set forth in Section 3.11(d) are also true with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained, sponsored, administered or contributed to by any entity which is in the same "controlled group" (as defined in Section 4001(a)(14) of ERISA or Section 412(l)(8)(c) of the Code) as the Company or any Subsidiary.

      SECTION 3.12 ENVIRONMENTAL LAWS AND REGULATIONS.

            (a) Except as set forth in Section 3.12 of the Disclosure Schedule,
(i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below), except for non-compliance that would not have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) since March 31, 2000, none of the Company or its Subsidiaries has received written notice of or is the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging or asserting liability or an obligation under or non-compliance with any Environmental Law (an "Environmental Claim"), and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent such compliance, or give rise to Environmental Claims, in the future.

            (b) (i) No site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the national priorities List or CERCLIS, promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the rules and regulations thereunder or on any similar state or local list of sites requiring investigation or remediation.

                  (ii) The Company and its Subsidiaries are not subject to any material outstanding agreements or orders with any Governmental Entity or other person respecting (A) alleged noncompliance with Environmental Laws, (B) Remedial Action or (C) any Release of a Hazardous Material.

                  (iii) No Hazardous Material is present (except in quantities routinely used in the business or for maintenance) or has been disposed of, arranged for disposal of, transported or Released (defined below) at, on, about, under, or from any of the Company or its Subsidiaries' sites or facilities, now or previously owned, operated or leased by them, except in compliance with Environmental Law (defined below), and except for the presence of Hazardous Material or such Release(s) which individually or in the aggregate would not have a Company Material Adverse Effect.

            (c) No liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than liens that individually or in the aggregate would not have a Company Material Adverse Effect.

            (d) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility owned, operated or leased by the Company or any of its Subsidiaries, except for those the reports of which have been made available to Parent prior to the execution of this Agreement.

            (e) To the knowledge of the Company or any Subsidiary, no sites or facilities, now or previously owned, operated or leased by the Company or any of its Subsidiaries, have or had at the time of ownership, operation, or leasing, any (i) underground storage tanks, (ii) friable asbestos, (iii) polychlorinated byphenyls ("PCBs"), or (iv) chlorofluorocarbons ("CFCs"), except in circumstances which would not have, individually or in the aggregate, a Company material Adverse Effect.

            (f) As used herein:

                  (i) "Environmental Laws" means any federal, state and local laws, regulations or orders relating to pollution or protection of the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                  (ii) "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, including petroleum, friable asbestos, PCBs, and CFCs, and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

                  (iii) "Release" shall have the meaning as defined under CERCLA.

                  (iv) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental Entity, required under any Environmental Law or voluntarily undertaken to (A) clean up, remediate, remove, treat, or contain any Hazardous Materials Released into the environment; (B) prevent the Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

      SECTION 3.13 INTELLECTUAL PROPERTY; SOFTWARE. (a) Except as set forth in
Section 3.13(a) of the Disclosure Schedule or as otherwise would not have a Company Material Adverse Effect, the Company or one of the Subsidiaries is the owner of (free and clear of all liens, encumbrances and other restrictions), or is a licensee under a valid written license for, all items of intangible property, including, without limitation, copyrights, trademarks and service marks (whether or not registered or applied for registration), domain names, trade names, logos, trade dress, brand names, patents, patent applications, inventions (whether or not patentable and whether or not reduced to practice), trade secrets and copyrights (whether or not registered or applied for registration) and all registrations, applications and renewals for, and goodwill associated with any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, technical and computer data, documentation and software, financial, business and marketing plans and materials, customer and supplier lists and related information and all other proprietary rights (collectively, the

"Intellectual Property"), which are used in the operation of the business of the Company and the Subsidiaries as currently conducted. There are no claims pending or, to the Company's or any Subsidiary's knowledge, threatened, that the Company or any of the Subsidiaries is in violation of any intangible property rights of any third party or contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any Subsidiary, and to the Company's or any Subsidiary's knowledge, there are not grounds for the same. To the Company's or any Subsidiary's knowledge, no third party has interfered with, infringed upon, misappropriated, or violated in any material respect any Intellectual Property rights owned or used by the Company or any Subsidiary. The Company and each Subsidiary has taken what it believes, based on its reasonable business judgment, to be reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property. All payments, including maintenance fees, for all Intellectual Property filings and registrations and pending and issued patents have been made through the date hereof with respect to the Intellectual Property so as to maintain the Intellectual Property in full force and effect. All Intellectual Property owned or used by the Company or any of the Subsidiaries immediately prior to the Effective Time will be owned or available for use by the Surviving Corporation and the Subsidiaries on substantially identical terms and conditions immediately subsequent to the Effective Time, except as would not have a Company Material Adverse Effect.

            (b) Section 3.13 of the Disclosure Schedule sets forth a complete and correct list of all: (i) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) trade names and material unregistered trademarks and service marks owned or used by the Company or any of its Subsidiaries; (iii) computer software owned or used by the Company or any of its Subsidiaries (other than commercially available software with an annual license fee of less than $25,000); and (iv) licenses or similar agreements or arrangements for the Intellectual Property to which the Company or any Subsidiary is a party, either as licensee or licensor (other than those with an annual license fee of less than $25,000), except in each case, as otherwise indicated in Section 3.13 of the Disclosure Schedule.

      SECTION 3.14 CERTAIN BUSINESS PRACTICES. To the knowledge of the Company, no director, officer, agent or employee of the Company or any Subsidiary, has directly or indirectly, on behalf of the Company or any Subsidiary, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company and the Subsidiaries for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or the Subsidiaries, which such officer, director, agent or employee knew or had reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

      SECTION 3.15 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and consummate the Merger.

      SECTION 3.16 LABOR MATTERS. Except as set forth in Section 3.16 of the Disclosure Schedule, with respect to the Company and its Subsidiaries: (i) there is no collective agreement or bargaining relationship with any labor organization; (ii) to the knowledge of the Company and its Subsidiaries, no executive or employee listed in Section 3.16 of the Disclosure Schedule (each a "Key Employee" and collectively, the "Key Employees") has any present intention to terminate his or her employment; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the knowledge of the Company, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred within the past three (3) years or is currently underway and, to the knowledge of the Company and its Subsidiaries none is threatened; (vi) there is no workman's compensation liability, experience or matter that would have a Company Material Adverse Effect; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the knowledge of the Company and its Subsidiaries, threatened in any forum, relating to an alleged violation or breach by the Company or its Subsidiaries (or its or their officers or directors) of any law, regulation or contract that would have a Company Material Adverse Effect; and, (viii) to the knowledge of the Company and its Subsidiaries, no employee or agent of the Company or its Subsidiaries has committed any act or omission giving rise to liability for any violation identified in subsection (vii) above. Neither the Company nor its Subsidiaries have implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act").

      SECTION 3.17 INSURANCE. The Company and its Subsidiaries maintain insurance policies against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Disclosure Schedule sets forth all material insurance policies (the "Insurance Policies"). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, subject to applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor's rights generally and general principles of equity, and all premiums due thereon have been paid in full. Except as set forth in Section
3.17 of the Disclosure Schedule, none of the Insurance Policies will terminate or lapse (or be affected in any other manner that would have a Company Material Adverse Effect) by reason of the Merger. The Company and its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled, failed to renew, or, to the Company's knowledge, generally disclaimed liability under any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

      SECTION 3.18 TAX MATTERS.

            (a) Each of the Company and its Subsidiaries has duly and timely filed (or, in the case of returns and reports due between the date hereof and the Closing Date, will duly and timely file) all material domestic and foreign (whether national, federal, state, provincial, local or otherwise) tax returns and reports required to be filed by it and each such return or report is true, correct and complete in all material respects. There are no outstanding written claims made by a taxing authority in a jurisdiction where any of the Company and its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction. Each of the Company and its Subsidiaries has timely paid (or, in the case of Taxes due between the date hereof and the Closing Date, will timely pay) all material Taxes owed by it, whether or not shown on such returns and reports. The September 30, 2000 Financial Statements reflect an adequate reserve for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.

            (b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, no material domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax return or report of the Company or any Subsidiary is under audit or examination by any taxing authority, and no written or, to the knowledge of the Company, unwritten notice of such an audit or examination or other inquiry or questionnaire has been received by the Company or any Subsidiary. The Company has received no written notice of deficiency, proposed adjustment or matter in controversy or other similar written notice with respect to any material amount of Taxes due and owing by the Company or any Subsidiary. Except as set forth in Section 3.18(b) of the Disclosure Schedule, each deficiency in Taxes resulting from any completed audit or examination by any taxing authority or any concluded litigation has been timely paid. Section 3.18(b) of the Disclosure Schedule lists all United States federal, state and local and non-United States income tax returns filed with respect to the Company or any of its Subsidiaries for any taxable period ending on or after January 1, 1996. The United States federal income tax returns of the Company Affiliated Group have been examined by the Internal Revenue Service and settled or have closed by virtue of the expiration of the relevant statute of limitations for all years through March 31, 1997.

            (c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, with respect to the Company and each of its Subsidiaries, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. Except as set forth in Section 3.18(c) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is the beneficiary of any extension of time to file any tax return or report that has not been filed.

            (d) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, affiliate, customer, supplier or other third party.

            (e) No liens for Taxes exist upon any assets or properties of the Company or any Subsidiary, except for statutory liens for Taxes not yet due and payable.

            (f) None of the Company or any Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or other agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement, gain recognition agreement or other material agreement relating to Taxes with any taxing authority).

            (g) Except as set forth in Section 3.18(g) of the Disclosure Schedule, none of the Company or any Subsidiary (i) has filed a consent under
Section 341(f) of the Code concerning collapsible corporations, (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law) or (iii) was, at any time during a period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (h) None of the Company or any Subsidiary has at any time since January 1, 1990 been a member of any Affiliated Group other than the Company Affiliated Group and, other than the several liability for federal income taxes of the Company and those of its Subsidiaries that file federal income tax returns as members of the Company Affiliated Group, none of the Company or any Subsidiary has any liability for Taxes of any other person under Treasury Regulation Section 1.1502-6 (or comparable provisions of foreign, state or local law), as a transferee or successor, by contract or otherwise.

            (i) Except as set forth in Section 3.18(i) of the Disclosure Schedule, none of the Company or any Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

            (j) Neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Each of the Company and its Subsidiaries has proper receipts, within the meaning of Treasury Regulation Section 1.905-2, for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes. No foreign Subsidiary has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code. No foreign Subsidiary is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company. No foreign Subsidiary is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise. No foreign Subsidiary holds, or at any time has held, a United States real property interest within the meaning of Section 897(c)(1) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of
Section 952(c)(2) of the Code. Neither the Company nor any Subsidiary has any "non-recaptured net Section 1231 losses" within the meaning of Section 1231(c)(2) of the Code.

            (k) As used in this Agreement, (A) "TAXES" shall include all (x) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, use, excise, employment, payroll, social security, value added, ad valorem, transfer, withholding, license, severance, stamp, premium, environmental, customs, duties, capital stock, unemployment, disability, registration, estimated, alternative or add-on minimum and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments, liabilities under abandoned property, escheat or similar law or governmental charges of any nature whatever, whether disputed or not, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clauses (x) or (y); (B) "AFFILIATED GROUP" shall mean each group of which the Company or any Subsidiary is or has been a member during a period for which the group filed a tax return or report on an affiliated, combined, consolidated, unitary or similar basis; and (C) "COMPANY AFFILIATED GROUP" means the consolidated group for federal income tax purposes of which the Company is the common parent corporation.

            (l) Neither the Company nor any Subsidiary has taken any action or, as of the date hereof, is aware of any fact that would jeopardize the qualification of the Merger as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

      SECTION 3.19 BROKERS. Except for fees due to Bear, Stearns & Co. Inc. (the "Financial Adviser") as set forth in the agreements described in the following sentence, which fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of the Subsidiaries who might be entitled to any fee or commission from the Company, any Subsidiary or any of their affiliates as a result of consummation of the Merger. The Company has furnished to Parent a complete and correct copy of all agreements (including any amendments thereto) between the Company and the Financial Adviser pursuant to which such adviser would be entitled to any payment relating to the Merger and there has been no amendments to such agreements.

      SECTION 3.20 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries, or, to the Company's or any Subsidiary's knowledge, threatened, which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

      SECTION 3.21 REAL ESTATE.

            (a) Neither the Company nor any Subsidiary owns any real property.

            (b) Section 3.21(b) of the Disclosure Schedule sets forth all leases, subleases and other occupancy agreements, including all amendments, extensions, side letters and other modifications (the "Leases"), for real property whether or not the term of each such commenced as of the date hereof (the "Leased Real Property"), to which the Company or any Subsidiary is a party. The Company or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens except as described in such Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor's rights generally and general principles of equity. Except as disclosed in
Section 3.21(b) of the Disclosure Schedule, there exists no breach, default or action, proceeding or arbitration pending or, to the knowledge of the Company and its Subsidiaries, any condition which, with the giving of notice, the passage of time or both, could become a default under any material Lease. The Company has previously delivered to Parent true, complete, and correct copies of all the Leases. Except as described in Section 3.21(b) of the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the Merger.

      SECTION 3.22 PERSONAL PROPERTY.

            (a) Each of the Company and its Subsidiaries has good title to all personalty of any kind or nature which the Company or its Subsidiaries purport to own, free and clear of all Liens, except for (i) Liens disclosed in Section
3.22 of the Disclosure Schedule, (ii) Liens for non-delinquent taxes and non-delinquent statutory Liens arising other than by reason of default, (iii) statutory Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen incurred in past practice for sums not yet due; (iv) Liens incurred or deposits made in past practice in connection with worker's compensation, unemployment insurance and other types of social security, (v) purchase money Liens, and (vi) Liens which do not materially detract from the value or use of said personal property and assets. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by and material to the Company or its Subsidiaries as now used, possessed and controlled by the Company or its Subsidiaries, as applicable.

            (b) All machinery, equipment and other tangible assets currently being used by the Company or its Subsidiaries which are owned or leased by the Company or its Subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business of the Company and its Subsidiaries as currently conducted and are reasonably adequate and suitable for the uses to which they are currently being put, except for any condition of any machinery, equipment or other tangible asset that would not have a Company Material Adverse Effect.

      SECTION 3.23 TAKE-OVER LAWS. The Company Board has taken all necessary actions under Section 203 of the DGCL to cause the transactions contemplated hereby not to be subject to the restrictions set forth in Section 203(a) of the DGCL.

      SECTION 3.24 CONTRACTS. (a) Except as set forth in Section 3.24 of the Disclosure Schedule or in the SEC Reports (including, without limitation, the Company's proxy statement filed with the SEC on July 21, 2000), neither the Company nor any of the Subsidiaries is a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any material portion of the business of the Company and the Subsidiaries, taken as a whole, may be conducted, (iii) transaction, agreement, arrangement or understanding with any affiliate of the Company or any Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) acquisition, merger, asset purchase or sale agreement, (v) agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or foreign exchange risk associated with its financing), or (vi) contract or other agreement which would prohibit or materially delay the consummation of the Merger (all contracts of the type described in clauses (i) through (vi) being referred to herein as "Material Contracts"). Each Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect subject to applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor's rights generally and general principles of equity, and the Company and each Subsidiary have performed in all material respects all obligations required to be performed by them through the date of this Agreement under each Material Contract. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default or has received notice of any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract.

            (b) Except as disclosed in Section 3.24 of the Disclosure Schedule or as provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment, severance, retention or termination agreements or consulting agreements not terminable on 30 day's notice or less notice, (ii) agreement with any executive officer or Key Employee of the Company or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of the Merger, (iii) agreement with respect to any executive officer or Key Employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee or (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger.

      SECTION 3.25 CUSTOMERS AND SUPPLIERS. The documents and information supplied by the Company to Parent or Merger Sub in connection with this Agreement with respect to the relationships and volumes of business done with significant customers and suppliers and with respect to accounts receivable, payable and reserves with respect thereto are accurate in all material respects. Except as set forth in Section 3.25 of the Disclosure Schedule, none of the customers or suppliers of the Company or any of its Subsidiaries which accounted for revenues of, or to which the Company and its Subsidiaries paid, as applicable, $500,000 or more in the aggregate during the fiscal year ended March 31, 2000, has canceled or otherwise terminated, or, to the knowledge of the Company or any of its Subsidiaries, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries, or materially reduced, or to the knowledge of the Company or any of its Subsidiaries, threatened to materially reduce, its business with the Company. To the knowledge of the Company, as of the date hereof, no customer or supplier intends to cancel or otherwise modify its relationship with the Company or any of its Subsidiaries on account of the Merger.

      SECTION 3.26 OPINION OF FINANCIAL ADVISOR. The Company Board has received the opinion of the Financial Advisor that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view to the stockholders of the Company, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Registration Statement and the Proxy Statement (as each term is defined in Section 5.5 hereof), so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

                            OF PARENT AND MERGER SUB

      Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      SECTION 4.1 ORGANIZATION.

            (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

            (b) Parent and Merger Sub have heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Parent and Merger Sub. Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. When used in connection with Parent or Merger Sub, the term "Parent Material Adverse Effect" means any change, effect, event, occurrence, condition or development that is materially adverse to (i) the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

      SECTION 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

      SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of the Company's representations and warranties contained in Section 3.5, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of (a) the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, (b) state securities or blue sky laws, (c) the HSR Act, (d) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (e) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of the Subsidiaries conducts any business or owns any assets and (f) such other actions, filings, approvals and consents, the failure to make or obtain which would not, either individually or in the aggregate, have a Parent Material Adverse Effect, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any Governmental Entity is necessary for the execution, delivery and performance by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger. The execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger do not and will not (a) conflict with or result in any breach of any provision of the respective Constituent Documents of Parent or Merger Sub, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or loss of material benefits to Parent or Merger Sub) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound,
(c) contravene or conflict with or constitute a violation of any provision of any Laws applicable to Parent or Merger Sub or any of Parent's subsidiaries or any of their respective properties or assets or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, except in the case of (b) through (d) for violations, breaches or defaults which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

      SECTION 4.4 BROKERS. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

      SECTION 4.5 CAPITALIZATION OF PARENT AND ITS SUBSIDIARIES. The authorized capital stock of Parent consists of 775,000,000 shares of Parent Common Stock, of which, as of February 21, 2001, 261,338,989 shares were issued and outstanding, and 25,000,000 shares of Preferred Stock, of which, as of the date hereof, 1,000,000 shares of Series C Cumulative Preferred Stock were issued and outstanding. All of Parent's outstanding shares of capital stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of December 31, 2000, 25,037,000 shares of Parent Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding options or other rights to buy Parent Common Stock. From February 21, 2001 to the date hereof, no shares of Parent's capital stock have been issued other than pursuant to options or other rights to buy Parent Common Stock already in existence on such date, and, from February 21, 2001 to the date hereof, no stock options have been granted. As of the date hereof, there are no shares of Parent Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding warrants. Except as described in this paragraph or disclosed in the Parent SEC Reports (as defined below), there are outstanding (a) no shares of capital stock or other voting securities of Parent, (b) no securities of Parent or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (c) no options or other rights to acquire from Parent or its Subsidiaries, and no obligations of Parent or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (d) no equity equivalents, interests in the ownership or earnings of Parent or its Subsidiaries or other similar rights (collectively "PARENT SECURITIES"). There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire Parent Securities. The shares of Parent Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly validly issued, fully paid and nonassessable and not subject to any preemptive rights.

      SECTION 4.6 SEC REPORTS; FINANCIAL STATEMENTS. Parent has filed all required forms, reports, registration statements and documents with the SEC since January 1, 1998 (the "PARENT SEC Reports"). Each of the Parent SEC Reports has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has had access to, in the form filed with the SEC (including any amendments thereto), (a) Parents' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (b) all definitive proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since January 1, 1998, (c) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and (d) all other reports or registration statements filed by Parent with the SEC since December 31, 1999. None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (a) Parent has heretofore made available to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

            (b) The audited consolidated financial statements of Parent and its Subsidiaries included in the SEC Reports and the unaudited consolidated interim financial statements of Parent and its Subsidiaries included in Parent's most recent Quarterly Report on Form 10-Q (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (c) fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations, financial condition, cash flow and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

      SECTION 4.7 ABSENCE OF CERTAIN CHANGES. Since September 30, 2000, Parent and its subsidiaries have conducted their business in the ordinary course in accordance with their past practices, and there has not been any event or occurrence which has had, individually or in the aggregate, a Parent Material Adverse Effect.

      SECTION 4.8 LITIGATION. There is no suit, litigation, arbitration, grievance, claim, action, proceeding or investigation pending or, to the knowledge of Parent and Merger Sub, threatened against or relating to Parent or any of its subsidiaries or any of their respective properties, assets or business before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the Merger. None of Parent or its subsidiaries is subject to any outstanding order, writ, injunction, settlement or similar agreement, or decree that would have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or delay the consummation of the Merger.

      SECTION 4.9 COMPLIANCE WITH APPLICABLE LAW. The activities or businesses of Parent and its subsidiaries are not being conducted in violation of or in conflict with any law, rule, order, judgment, decree, ordinance or regulation of the United States, any foreign country, any state, county or locality, or of any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction, except for violations or possible violations which would not have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent and Merger Sub, no investigation or review by any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction with respect to Parent and its subsidiaries is pending or threatened, nor has any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes will not have a Parent Material Adverse Effect.

      SECTION 4.10 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

      SECTION 4.11 NYSE REQUIREMENTS. Parent is not required to obtain stockholder approval of this Agreement or the transactions contemplated hereby pursuant to the rules of the New York Stock Exchange applicable to listed companies.

      SECTION 4.12 TAX MATTERS. Neither Parent nor Merger Sub has taken any action or, as of the date hereof, is aware of any fact that would jeopardize the qualification of the Merger as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                                    ARTICLE 5

                                    COVENANTS

      SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise expressly provided for in this Agreement, unless Parent and Merger Sub shall otherwise agree in writing, the Company shall, and shall cause each Subsidiary, to conduct its business in the ordinary course and in a manner consistent with past practice. The Company shall, and shall cause each Subsidiary to, use all commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, employees and consultants of the Company and each Subsidiary, (iii) preserve the current relationships of the Company and each Subsidiary with their respective customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or any Subsidiary has significant business relations, (iv) maintain all assets in good repair and condition other than those disposed of in the ordinary course of business, (v) maintain all insurance, (vi) maintain its books of account and records in the usual, regular and ordinary manner and (vii) maintain and protect all of its intellectual property so as not to affect adversely its ownership or other rights therein or the validity or enforceability thereof. By way of amplification and not limitation, except as expressly provided for in this Agreement or in Section 5.1 of the Disclosure Schedule, the Company shall not, and shall cause each Subsidiary not to, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent and Merger Sub:

            (a) amend or otherwise change any Constituent Documents;

            (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding as of the date hereof in accordance with their present terms) or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business consistent with past practice and other asset sales for consideration or having a fair market value aggregating not more than $100,000;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or other distributions declared, set aside, made or paid by any wholly owned Subsidiary consistent with past practice);

            (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof or any equity interest therein;

            (f) (i) incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to or investments in, any other person, except in the ordinary course of business consistent with past practice and in an amount not in excess of $250,000; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $500,000;

            (g) acquire, or agree to acquire, sell, lease or dispose of any real property (including any disposition of the Leased Real Property) or other material assets, other than sales or leases of fixed assets (other than the Leased Real Property) or sales of inventory, in each case, in the ordinary course of business consistent with past practice;

            (h) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, consultant or employee, or grant any salary or wage increase (other than in the ordinary course of business consistent with past practice);

            (i) establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, welfare benefit contract, plan or arrangement (other than as may be required by applicable law);

            (j) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

            (k) discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (f)xed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

            (l) make or institute any change in its accounting procedures and practices unless mandated by GAAP or any applicable Laws;

            (m) enter into any agreement or other arrangement with any director, officer, employee or stockholder of the Company, any Subsidiary or any affiliate of the foregoing, except in the ordinary course of business consistent with past practice;

            (n) enter into, modify or amend any Material Contract to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims under any Material Contract;

            (o) with respect to Taxes of or affecting the Company or any Subsidiary, make, change or revoke any election, change any accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely file any Tax return or take a position on a Tax return not in keeping with prior practice if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission is outside the ordinary course of business;

            (p) take any action or omit to take any action which would result in a violation of any applicable law or regulation or would cause a breach of any agreement, contract or commitment, which violation or breach would have a Company Material Adverse Effect;

            (q) license, assign or otherwise transfer to any person or entity any rights to the Intellectual Property owned or used by the Company or its Subsidiaries;

            (r) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary or the Company;

            (s) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

            (t) authorize or propose, or agree to take, any of the foregoing actions prohibited under Section 5.1.

      SECTION 5.2 NO SOLICITATION.

            (a) The Company shall not, and the Company shall cause each Subsidiary not to, and the Company and each Subsidiary agrees that it will not authorize nor permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any tender offer, merger, consolidation or other business combination involving the Company or acquisition of any kind of a material portion of the assets or capital stock of the Company or any Subsidiary (a "Competing Transaction") or negotiate, explore or otherwise communicate in any way with any person (other than Parent and Merger Sub or their directors, officers, employees and representatives) with respect to any Competing Transaction or enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger; PROVIDED, HOWEVER, that prior to the vote of the stockholders of the Company for approval of the Merger, if the Company receives a Competing

Transaction that was unsolicited or that did not otherwise result from a breach of this Section 5.2(a), and the Company Board determines in good faith that (i) based on the advice of its Financial Advisor, such Competing Transaction is reasonably likely to lead to a Superior Transaction (as defined below) and (ii) based on the advice of its legal counsel, failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable law, then the Company may (x) furnish information with respect to the Company to such person pursuant to a customary confidentiality agreement and (y) participate in discussion or negotiations with such person regarding such Superior Transaction. For purposes of this agreement, the term "Superior Transaction" shall mean a Competing Transaction that (A) the Company Board determines in good faith, based on the advice of its outside legal counsel and its financial advisor, is more favorable to the stockholders of the Company than the Merger (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and (B) is not conditioned on obtaining financing (and with respect to which the Company has received objective written evidence that demonstrates such third party's ability to fully finance its Competing Transaction).

            (b) Neither the Company (or any of the Subsidiaries) nor the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval, adoption or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Competing Transaction or propose or agree to do any of the foregoing; PROVIDED, HOWEVER, that prior to the vote of the stockholders of the Company for approval of the Merger, the Company may, if and so long as the Company Board determines in good faith by a majority vote, based upon the advice of its outside legal counsel and its financial advisor, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable law, and after compliance with the following sentence, terminate this Agreement (PROVIDED that concurrently with such termination the Company enters into a definitive agreement containing the terms of a Superior Transaction). If the Company shall exercise its right to terminate this Agreement pursuant to this Section 5.2(b), the Company shall deliver to Parent (i) by wire transfer of immediately available funds the Termination Fee as provided in Section 7.3(b) and (ii) written acknowledgment from the Company and from the other person to the Superior Transaction that the Company and such other person have irrevocably waived any right to contest such payment. Notwithstanding anything in this Agreement to the contrary, the Company may only exercise its right to terminate this Agreement pursuant to this Section 5.2(b) at a time that is after the fifth calendar day following Parent's and Merger Sub's receipt of written notice advising Parent and Merger Sub that the Company Board is prepared, subject to any action taken by Parent and Merger Sub pursuant to this sentence, to cause the Company to accept a Competing Transaction, specifying the material terms and conditions of such Competing Transaction and identifying the person making such Competing Transaction (it being understood and agreed that any material amendment or modification of a Competing Transaction shall result in a new Competing Transaction for which a new five calendar day period following a new notice referred to above shall be required under this sentence).

            (c) The Company promptly (and in any event within 12 hours of the relevant event) shall advise Parent and Merger Sub orally and in writing of any Competing Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Competing Transaction and the identity of the person making any such Competing Transaction or inquiry, and, in each case, the terms and conditions thereof, including any material amendment or other modification to the terms of any such Competing Transaction or inquiry.

            (d) Nothing contained in this Section 5.2 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

            (e) The Company shall not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Agreement.

            (f) The Company agrees that it will promptly inform its directors, officers, key employees, agents and representatives of its obligations in this
Section 5.2.

      SECTION 5.3 ACCESS TO INFORMATION.

            (a) Between the date hereof and the Effective Time, the Company will (and will cause each Subsidiary to) provide to Parent and Merger Sub and their authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company's officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request.

            (b) Each of Parent and Merger Sub will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

      SECTION 5.4 STOCKHOLDERS MEETING. The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its Constituent Documents, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective a meeting of all holders of outstanding shares of Company Common Stock (the "Stockholders Meeting") for the purpose of voting to approve and adopt this Agreement and the Merger (the "Voting Proposal"). The Company Board shall (i) recommend approval and adoption of the Voting Proposal by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Company Board may withdraw such recommendation and take such other action as permitted by Section 5.2. Other than as provided in this Section 5.4, the Company shall take no action to call a special meeting of stockholders unless compelled by legal process.

      SECTION 5.5 PREPARATION OF REGISTRATION STATEMENT AND PROXY STATEMENT.

            (a) The Company shall, as soon as practicable following the execution of this Agreement, prepare and file (after providing Parent and Merger Sub with a reasonable opportunity to review and comment thereon) a preliminary Proxy Statement (as defined below) relating to the Stockholders Meeting with the SEC and shall use its commercially reasonable efforts to respond to any comments of the SEC (after consultation with Parent and Merger Sub) and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement (as defined below) is declared effective by the SEC. As soon as practicable following the Company's preparation of the preliminary Proxy Statement, Parent shall prepare and file with the SEC the Registration Statement (after providing the Company with a reasonable opportunity to review and comment thereon), in which the Proxy Statement will be included as a prospectus, provided that Parent may delay the filing of the Registration Statement until the Proxy Statement is cleared by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable after such filing. The Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly notify the other of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or Registration Statement or for additional information and shall supply the other with copies of all correspondence between a party hereto or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or Registration Statement. If at any time prior to the Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; PROVIDED, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing Parent and Merger Sub the reasonable opportunity to review and comment thereon.

            (b) The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information included or incorporated by reference in the proxy statement/prospectus and any amendment thereto (except for information supplied by Parent or Merger Sub for inclusion in such proxy statement/prospectus or amendment, as to which the Company makes no representation) to be sent to the stockholders of the Company in connection with the Stockholders Meeting (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

            (c) The information in the Registration Statement (except for information supplied by the Company for inclusion in the Registration Statement, as to which Parent makes no representation) shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

            (d) The Company represents that the Financial Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of its opinion in its entirety in the Proxy Statement and the Registration Statement.

      SECTION 5.6 APPROPRIATE ACTION; CONSENTS; FILINGS; FURTHER ASSURANCES.

            (a) The Company, Parent and Merger Sub shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable federal, state, local or foreign Laws or otherwise to consummate the Merger and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any Subsidiary in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; PROVIDED, that Parent, Merger Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing; PROVIDED FURTHER that, notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(a) as "outside counsel only," which materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of shares of Company Common Stock into Parent Common Stock and cash in lieu of fractional shares thereof pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

            (b) The Company, Parent and Merger Sub shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Registration Statement and the Proxy Statement) in connection with the transactions contemplated hereby.

            (c) Each of Parent, Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the Merger, (B) disclosed or required to be disclosed in the Disclosure Schedule or
(C) required to prevent a Company Material Adverse Effect from occurring. In the event that Parent, Merger Sub or the Company shall fail to obtain any third party consent described in the previous sentence, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company, Parent and Merger Sub, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

            (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, the Company, Parent and Merger Sub will take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

            (e) If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of each party to this Agreement shall take all such necessary action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      SECTION 5.7 PUBLIC ANNOUNCEMENTS. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger. Prior to the Closing, Parent, Merger Sub and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NASD (as defined in Section 5.10) or any national securities exchange to which Parent, Merger Sub or the Company is a party and, in such case, shall use reasonable efforts to consult with all the parties hereto prior to such release or statement being issued. Each of Parent and the Company shall be entitled to review and comment upon the text of the press release by which the other party will announce the execution of this Agreement.

      SECTION 5.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

            (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries, or is or was serving at the request of the Company or any of the Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or the Merger, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may, with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, retain one counsel, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after the statements therefor are received, and (C) the Company, the Surviving Corporation and Parent will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; PROVIDED that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and PROVIDED FURTHER that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party if the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof; PROVIDED that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

            (b) Parent and Merger Sub agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Subsidiaries provided for in the Company's Certificate of Incorporation or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Merger, shall continue in full force and effect for a period of not less then six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company so long as the cost of the directors' and officers' liability insurance is less than $125,000 (the "Maximum Insurance Premium"); PROVIDED, HOWEVER, that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for the above-referenced coverage. In the event that the Maximum Insurance Premium is insufficient for the above-referenced coverage, the Company may spend up to the amount of the Maximum Insurance Premium to purchase such lesser coverage that may be obtained for the Maximum Insurance Premium.

            (c) This Section 5.8 is intended for the benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8.

            (d) In the event Parent or the Surviving Corporation or any of their respective successors and assigns (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Parent shall make or cause to be made proper provision so that the successor or transferee of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

      SECTION 5.9 NOTIFICATION OF CERTAIN MATTERS. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

            (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition set forth on Article 6 hereof not to be satisfied.

            (b) the failure of any party hereto to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

            (c) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, except for any such consents set forth in the Disclosure Schedule or otherwise provided for in this Agreement;

            (d) the receipt of any notice or other communication from any Governmental Entity in connection with the Merger; and

            (e) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against, relating to or involving or otherwise affecting the Company, Parent or Merger Sub, which relates to the consummation of the Merger;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.9 shall not be deemed to be an amendment of this Agreement or any Section in the Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

      SECTION 5.10 SEC FILINGS. Unless an exemption shall be expressly applicable to the Company, or unless Parent or Merger Sub agrees otherwise in writing, the Company will file with the SEC and the National Association of Security Dealers ("NASD") all reports required to be filed by it pursuant to the rules and regulations of the SEC and NASD (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC and NASD rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 5.11 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") is or may become applicable to the Merger, the Company will use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on the Merger.

      SECTION 5.12 REPRESENTATIONS. Each of the Company, Parent and Merger Sub
(a) will use reasonable best efforts to take all action necessary to render true and correct as of the Closing its respective representations and warranties contained in this Agreement, (b) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and (c) will perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it.

      SECTION 5.13 EMPLOYEE BENEFIT ARRANGEMENTS.

            (a) Except as set forth in Section 5.13 of the Disclosure Schedule, after the Closing, Parent shall cause the Surviving Corporation (x) to honor all obligations under (i) the existing terms of the employment, retention, termination and severance agreements to which the Company or any Subsidiary is presently a party and other compensation agreements, arrangements and plans of the Company or any Subsidiary (including, without limitation, any management incentive or incentive compensation plans) existing prior to the date of this Agreement, except, in each case, as may otherwise be agreed to by the parties thereto, and (ii) the Company's and any Subsidiary's general severance policy and (y) to allow employees of the Company and its Subsidiaries to continue to participate in the Plans (other than stock option or stock purchase plans) on substantially similar terms to those currently in effect; PROVIDED that, in each case, Parent or Merger Sub may substitute its own arrangements, plans or policies if such arrangements, plans or policies are either (A) not materially less favorable to the employees as those of the Company currently in effect or (B) those arrangements, plans or policies currently in effect for comparable employees of Parent and its Subsidiaries.

            (b) If any employee of the Company or any of the Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Subsidiaries and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting, and such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of the Company or any of the Subsidiaries employed as of the Closing Date become covered by a medical plan of Parent, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees. Such employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing Date occurs to the extent that, following the Closing Date, they participate in any plan of Parent, any of its affiliates or the Surviving Corporation for which deductibles or co-payments are requested. Parent and the Surviving Corporation will make appropriate arrangements with its insurance carrier(s) to ensure the foregoing.

      SECTION 5.14 TAX-FREE REORGANIZATION. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall execute and deliver to tax counsel to Parent and Merger Sub and to tax counsel to the Company certificates in customary form as are reasonably requested by such tax counsel in connection with the delivery by such tax counsel of the opinions described in Sections 6.2(f) and 6.3(b) hereof. Except as otherwise required by law, each of Parent, Merger Sub, the Company and the Surviving Corporation, agrees to file its tax returns in a manner that is consistent with the Merger qualifying as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. None of the Company, Parent, Merger Sub and the Surviving Corporation knowingly shall take or cause to be taken any action that, or knowingly shall fail to take or cause not to be taken any action the failure of which, reasonably would be expected to affect adversely the qualification of the Merger as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Each of the Company, Parent, Merger Sub and the Surviving Corporation shall use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

      SECTION 5.15 NASDAQ QUOTATION. The Company agrees to use its commercial best efforts to continue the quotation of Company Common Stock on the Nasdaq National Market during the term of this Agreement.

      SECTION 5.16 NEW YORK STOCK EXCHANGE. Parent shall use its commercial best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be listed on the New York Stock Exchange, subject to official notice of issuance, on or prior to the Closing Date.

                                    ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) at or prior to the Effective Time of the following conditions:

            (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of the stockholders is not required by the DGCL) as required under the Company's Certificate of Incorporation or Bylaws and the DGCL.

            (b) NO ORDER. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order, stay, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties hereto shall use their best efforts to vacate or lift) and has the effect of making the consummation of the Merger illegal under applicable law or otherwise prohibiting consummation of the Merger or materially limiting or restricting the Surviving Corporation's or Merger Sub's conduct or operation of the business of the Company after the Merger; provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 5.6 hereof.

            (c) HSR ACT; OTHER APPROVALS. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices, consents or approvals required with respect to the Merger shall have been either filed or received, except where such failure would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

            (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect, and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending or threatened by the SEC.

            (e) LISTING OF SHARES. The shares of Parent Common Stock issuable pursuant to Article 2 shall have been approved for listing on the New York Stock Exchange upon official notice of issuance.

      SECTION 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

            (a) (i) The Company shall have performed all of its obligations hereunder required to be performed by it at or prior to the Effective Time, except where any failure to perform would not, individually or in the aggregate, materially impair or significantly delay the consummation of the Merger; (ii)
(A) each of the representations and warranties of the Company contained in this Agreement which are qualified by a Company Material Adverse Effect or words of similar effect shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date) and (B) each of the representation and warranties of the Company contained in this Agreement which are not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Company Material Adverse Effect; and (iii) Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company as to compliance with the conditions set forth in this paragraph 6.2(a);

            (b) Since the date of this Agreement, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect; provided, however, that any change, condition, event or development (i) that primarily results from this Agreement, the Merger or the announcement thereof, (ii) generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in laws or regulations, or (iii) related to a general drop in stock prices in the United States, shall, for the purpose of this Section 6.2(b) only, be excluded in determining whether a Company Material Adverse Effect has occurred;

            (c) The Management Stockholders Agreement shall be in full force and effect;

            (d) All permits, licenses and other authorizations required from Governmental Entities for the consummation of the Merger; except were the lack of such permits, licenses and other authorizations would not have, individually or in the aggregate, a Company Material Adverse Effect;

            (e) There shall not have been any action, proceeding, application, claim, suit, judgment or order instituted or pending, entered or enforced against, the Company or any subsidiary or affiliate of the Company or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which would have the effect of, directly or indirectly requiring, or being reasonably likely to result in requiring, the Company, Parent or Merger Sub to pay damages or other litigation costs (including settlement costs and attorney's fees) that are in excess of $3,500,000;

            (f) Parent and Merger Sub shall have received the opinion of tax counsel to Parent and Merger Sub to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinion may rely upon the representations set forth in certificates in customary form as are reasonably requested by such tax counsel and such opinion shall not have been withdrawn or modified in any material respect; and

            (g) The Company shall have delivered the consents set forth in Schedule A hereto.

      SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

            (a) (i) Parent and Merger Sub shall each have performed all of its obligations hereunder required to be performed by it at or prior to the Effective Time, except where any failure to perform would not, individually or in the aggregate, materially impair or significantly delay the consummation of the Merger; (ii) (A) each of the representations and warranties of Parent or Merger Sub contained in this Agreement which are qualified by a Parent Material Adverse Effect or words of similar effect shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date) and (B) each of the representation and warranties of Parent or Merger Sub contained in this Agreement which are not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of each of Parent and Merger Sub as to compliance with the conditions set forth in this paragraph 6.3(a); and

            (b) the Company shall have received the opinion of tax counsel to the Company to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinion may rely upon the representations set forth in certificates in customary form as are reasonably requested by such tax counsel and such opinion shall not have been withdrawn or modified in any material respect.

                                    ARTICLE 7

                         TERMINATION; AMENDMENT; WAIVER

      SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the stockholders of the Company:

            (a) by written consent of each of the parties hereto;

            (b) by Parent, Merger Sub or the Company if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to September 30, 2001, (ii) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift; PROVIDED, HOWEVER, that this Agreement shall not be terminated by any party pursuant to this Section 7.1(b)(ii) prior to September 30, 2001 unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before September 30, 2001; PROVIDED, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, contributed to, or resulted in, the failure of the Effective Time to occur on or before such date;

            (c) by the Company, if (i) the Average Stock Price is less than $31.00 per share, (ii) the Company has provided notice to Parent indicating its intention to terminate the Agreement pursuant to this Section 7.1(c) (the "Termination Notice"), and (iii) within three business days of receipt of the Termination Notice, Parent shall not have agreed to increase the Exchange Ratio to the quotient obtained by dividing (A) $14.45 by (B) the Average Stock Price, PROVIDED that, in the event that Parent shall not have agreed to increase the Exchange Ratio in accordance with clause (iii) above, this Agreement shall terminate effective immediately on the following business day;

            (d) by Parent or Merger Sub if the Company Board or any committee thereof (i) withdraws or modifies in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or (ii) recommends a Competing Transaction with respect to the Company to the Company's stockholders pursuant to Section 5.2;

            (e) by Parent or Merger Sub if prior to the Effective Time (i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement which breach (A) would give rise to the failure of a condition set forth in paragraph (a), or (d) of
Section 6.2 hereof, and (B) cannot be or has not been cured within ten business days following notice of such breach or (ii) the Company shall effect, or enter into any agreement with respect to, a transaction with any person pursuant to a Competing Transaction (other than Purchaser) or the Company Board has resolved to do so;

            (f) by the Company, if prior to the Effective Time there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub contained in this Agreement which breach (A) would give rise to the failure of a condition set forth in paragraph (a) of Section
6.3 hereof, and (B) cannot be or has not been cured within ten (10) business days following notice of such breach; or

            (g) by the Company in accordance with Section 5.2(b).

      SECTION 7.2 METHOD OF TERMINATION; EFFECT OF TERMINATION.

            (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided in Section 7.3. Any such right of termination shall be an exclusive remedy hereunder except as provided in
Section 7.2(b) below.

            (b) Except for the agreements contained in Section 5.2, 5.3(b), 5.7,
7.3 this Section 7.2 and Article 8, in the event of the termination of this Agreement, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, except for fraud; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any willful breach by the other party or parties of this Agreement.

      SECTION 7.3 FEES AND EXPENSES.

            (a) In the event that this Agreement is terminated by Parent or Merger Sub pursuant to Section 7.1(e)(i), the Company shall, within five business days of such termination, pay Parent by wire transfer of immediately available funds to accounts specified by Parent in reimbursement for Parent's and Merger Sub's expenses an amount in cash equal to the aggregate amount of Parent's and Merger Sub's out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as out-of-pocket fees and expenses incident to the negotiation, preparation and execution of this Agreement and the attempted financing and consummation of the Merger, the related documentation and the shareholders' meetings and consents incurred in connection with pursuing the Merger, including without limitation, legal, accounting and investment banking fees (collectively, the "Reimbursable Expenses") (as such Reimbursable Expenses may be estimated by Parent and Merger Sub in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Parent's definitive determination of such Reimbursable Expenses); PROVIDED, that not withstanding the foregoing, the Company shall not be required to reimburse Parent for any Reimbursable Expenses in excess of $1,000,000 in the aggregate.

            (b) In the event that this Agreement is terminated by the Company pursuant to Section 5.2(b) and Section 7.1(g) or by Parent or Merger Sub pursuant to Section 7.1(d), the


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

Company shall, within five business days of such termination pay to Parent by wire transfer of immediately available funds to an account specified by Parent a payment in the amount equal to $3,625,000 (the "Termination Fee").

            (c) Except as provided in paragraph (a) and (b) of this Section 7.3, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

      SECTION 7.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; PROVIDED, that after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made that requires the approval of the Company's stockholders under applicable law without having received such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 7.5 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in paragraphs (a) and (b) of Section 6.1) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                    ARTICLE 8

                                  MISCELLANEOUS

      SECTION 8.1 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes, together with Annex I hereto and the Disclosure Schedule, the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Merger Sub may assign any or all of its rights and obligations under this Agreement to any direct wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 8.2 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.


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

      SECTION 8.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other party as follows:

            if to Parent or Merger Sub:

                  Aon Corporation
                  123 North Wacker Drive
                  Chicago, IL 60606
                  Attention: Richard E. Barry
                  Facsimile No.: (312) 701-2166

            with a copy to:

                  Kirkland & Ellis
                  Citigroup Center
                  153 East 53rd Street
                  New York, NY 10022
                  Attention: Lance C. Balk
                  Facsimile No.: (212) 446-4900

            if to the Company to:

                  ASI Solutions Incorporated
                  780 Third Avenue
                  New York, New York 10017
                  Attention: Bernard F. Reynolds
                  Facsimile No.: (212) 750-0754

            with a copy to:

                  Goodwin Procter LLP
                  Exchange Place
                  Boston, MA 02109
                  Attention: David F. Dietz, P.C.
                             Joseph L. Johnson III, P.C.
                  Facsimile No.: (617) 523-1231

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.


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

      SECTION 8.4 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENT. Except for Sections 2.2, 2.6, 5.3(b), 5.6(e), 5.7, 5.8, 5.13, 5.14
and 7.3 and Article 8, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, Merger Sub or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

      SECTION 8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Merger (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to
(a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

      SECTION 8.6 CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. By means of amplification and not limitation, the fact that a representation or warranty of a party is not set forth in a section with an appropriate heading shall not affect its construction as a representation or warranty. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. When a reference is made in this Agreement to subsidiaries of Parent, Merger Sub or the Company, the word "subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, Merger Sub or the Company, as the case may be.

      SECTION 8.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement,


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

express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Sections 5.8 and 5.13 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons.

      SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party.

      SECTION 8.9 SPECIFIC PERFORMANCE. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

      SECTION 8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 8.11 NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless this Agreement is executed by the parties hereto.


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

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                              ASI SOLUTIONS INCORPORATED


                              By: /s/ Bernard F. Reynolds
                                 ------------------------------------
                                 Name:  Bernard F. Reynolds
                                 Title: Chairman and Chief Executive Officer


                              AON CORPORATION


                              By: /s/ Patrick G. Ryan
                                 ------------------------------------
                                 Name:  Patrick G. Ryan
                                 Title: Chairman and Chief Executive Officer


                              MERGER SUBSIDIARY, INC.


                              By: /s/ Richard E. Barry
                                 ------------------------------------
                                 Name:  Richard E. Barry
                                 Title: Vice President


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